Exhibit 23.7

Consent of Independent Auditors

The Board of Directors

Kennedy-Wilson Holdings, Inc.:

We consent to the use of our report dated March 21, 2013, with respect to the balance sheets of Bay Area Smart Growth Fund II, LLC as of December 31, 2012 and 2011, and the related statements of operations, members’ equity and cash flows for each of the years in the two-year period then ended, and the related notes to the financial statements, incorporated by reference herein in reliance upon the report of KPMG LLP, independent auditors, which report appears in amendment no. 1 to the December 31, 2012 annual report on Form 10-K of Kennedy-Wilson Holdings, Inc., incorporated by reference herein, and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Dallas, Texas

November 1, 2013